UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under Rule 13d-1 of the Securities Exchange Act of 1934

(Amendment No. 9)

MGM MIRAGE

(Name of Issuer)

Common Stock, par value $.01 per share

(Title of Class of Securities)

552953101

(CUSIP Number)

George Dalton, Esq.

Dubai World

Emirates Towers, Level 47

Sheikh Zayed Road

Dubai, United Arab Emirates

Telephone: +971 4 3903800

Copy to:

Robert R. Carlson, Esq.

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street

Los Angeles, California 90071

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 1, 2009

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☐.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 552953101
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Infinity World Investments LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Nevada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 14,548,738 shares
	8	SHARED VOTING POWER -0- shares
	9	SOLE DISPOSITIVE POWER 14,548,738 shares
	10	SHARED DISPOSITIVE POWER -0- shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,548,738 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.3%[1]
14	TYPE OF REPORTING PERSON CO

[1]

This calculation is based upon the total number of 441,154,660 outstanding shares of common stock, par value $.01 per share, as of August 5, 2009, as reported in MGM MIRAGE’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

CUSIP No. 552953101
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Infinity World Cayman Investments Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 14,548,738 shares
	8	SHARED VOTING POWER -0- shares
	9	SOLE DISPOSITIVE POWER 14,548,738 shares
	10	SHARED DISPOSITIVE POWER -0- shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,548,738 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.3%[2]
14	TYPE OF REPORTING PERSON CO

[2]

This calculation is based upon the total number of 441,154,660 outstanding shares of common stock, par value $.01 per share, as of August 5, 2009, as reported in MGM MIRAGE’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

CUSIP No. 552953101
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Infinity World (Cayman) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 26,048,738 shares
	8	SHARED VOTING POWER -0- shares
	9	SOLE DISPOSITIVE POWER 26,048,738 shares
	10	SHARED DISPOSITIVE POWER -0- shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,048,738 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%[3]
14	TYPE OF REPORTING PERSON PN

[3]

This calculation is based upon the total number of 441,154,660 outstanding shares of common stock, par value $.01 per share, as of August 5, 2009, as reported in MGM MIRAGE’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

CUSIP No. 552953101
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Infinity World (Cayman) Holding
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 26,048,738 shares
	8	SHARED VOTING POWER -0- shares
	9	SOLE DISPOSITIVE POWER 26,048,738 shares
	10	SHARED DISPOSITIVE POWER -0- shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,048,738 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%[4]
14	TYPE OF REPORTING PERSON CO

[4]

This calculation is based upon the total number of 441,154,660 outstanding shares of common stock, par value $.01 per share, as of August 5, 2009, as reported in MGM MIRAGE’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

CUSIP No. 552953101
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Infinity World Holding Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Dubai, United Arab Emirates
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 26,048,738 shares
	8	SHARED VOTING POWER -0- shares
	9	SOLE DISPOSITIVE POWER 26,048,738 shares
	10	SHARED DISPOSITIVE POWER -0- shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,048,738 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%[5]
14	TYPE OF REPORTING PERSON CO

[5]

This calculation is based upon the total number of 441,154,660 outstanding shares of common stock, par value $.01 per share, as of August 5, 2009, as reported in MGM MIRAGE’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

CUSIP No. 552953101
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dubai World
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Dubai, United Arab Emirates
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 26,048,738 shares
	8	SHARED VOTING POWER -0- shares
	9	SOLE DISPOSITIVE POWER 26,048,738 shares
	10	SHARED DISPOSITIVE POWER -0- shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,048,738 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%[6]
14	TYPE OF REPORTING PERSON OO

[6]

This calculation is based upon the total number of 441,154,660 outstanding shares of common stock, par value $.01 per share, as of August 5, 2009, as reported in MGM MIRAGE’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

This Schedule 13D/A constitutes Amendment No. 9 to that certain Schedule 13D filed on December 28, 2007, as previously amended by Amendment No. 1 filed on January 16, 2008, Amendment No. 2 filed on February 27, 2008, Amendment No. 3 filed on April 29, 2008, Amendment No. 4 filed on June 25, 2008, Amendment No. 5 filed on August 7, 2008, Amendment No. 6 filed on November 7, 2008, Amendment No. 7 filed on December 15, 2008 and Amendment No. 8 filed on March 2, 2009 by Infinity World Investments LLC, a Nevada limited liability company (“Infinity World”), Infinity World Cayman Investments Corporation, a Cayman Islands exempted company (“Cayman Investments”), Infinity World (Cayman) L.P., a Cayman Islands exempted limited partnership (“Cayman LP”), Infinity World (Cayman) Holding, a Cayman Islands exempted company (“Cayman Holding”), Infinity World Holding Ltd., a Dubai, United Arab Emirates offshore corporation (“Infinity Holding”), and Dubai World, a Dubai, United Arab Emirates government decree entity (“Dubai World” and together with Infinity World, Cayman Investments, Cayman LP, Cayman Holding and Infinity Holding, each, an “Infinity Entity” and collectively, the “Infinity Entities”) (collectively, with all subsequent amendments, the “Schedule 13D”). Except as specifically set forth herein, the Schedule 13D remains unmodified.

Item 2.	Identity and Background

Item 2 is hereby amended to add the following paragraph as the last paragraph:

On November 1, 2009, Laiboon Yu, a member of the Board of Managers of Infinity World and a member of the Boards of Directors of Cayman Investments, Cayman Holding and Infinity Holding, notified the Infinity Entities that he intends to resign from his positions as a member of the Board of Directors and a member of the Board of Managers, as applicable, of each of the Infinity Entities, with such resignation to be effective as of November 1, 2009. Each of the applicable Infinity Entities has accepted Dr. Yu’s resignation as of November 1, 2009.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 6, 2009

DUBAI WORLD, a Dubai, United Arab Emirates government decree entity		INFINITY WORLD (CAYMAN) L.P., a Cayman Islands exempted limited partnership

		By:	Infinity World (Cayman) Holding
		Its:	General Partner

/S/ GEORGE DALTON		/S/ ABDUL WAHID A. RAHIM AL ULAMA
Name:	George Dalton, Esq.	Name:	Abdul Wahid A. Rahim Al Ulama
Title:	Group General Counsel	Title:	Secretary

INFINITY WORLD HOLDING LTD., a Dubai, United Arab Emirates offshore corporation		INFINITY WORLD (CAYMAN) HOLDING, a Cayman Islands exempted company

/S/ ABDUL WAHID A. RAHIM AL ULAMA		/S/ ABDUL WAHID A. RAHIM AL ULAMA
Name:	Abdul Wahid A. Rahim Al Ulama	Name:	Abdul Wahid A. Rahim Al Ulama
Title:	Secretary	Title:	Secretary

INFINITY WORLD CAYMAN INVESTMENTS CORPORATION, a Cayman Islands exempted company		INFINITY WORLD INVESTMENTS LLC, a Nevada limited liability company

/S/ ABDUL WAHID A. RAHIM AL ULAMA		/S/ ABDUL WAHID A. RAHIM AL ULAMA
Name:	Abdul Wahid A. Rahim Al Ulama	Name:	Abdul Wahid A. Rahim Al Ulama
Title:	Secretary	Title:	Secretary

INDEX TO EXHIBITS

No.	Description

1**†	Confirmation dated as of December 13, 2007 by and between Credit Suisse International and Infinity World Investments LLC, filed as Exhibit 1 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding and Infinity World Holding Ltd. with the Securities and Exchange Commission on December 28, 2007 and incorporated herein by reference.

2**†	Confirmation dated as of December 13, 2007 by and between Deutsche Bank AG, London Branch and Infinity World Investments LLC, filed as Exhibit 2 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding and Infinity World Holding Ltd. with the Securities and Exchange Commission on December 28, 2007 and incorporated herein by reference.

3**†	Confirmation dated as of December 13, 2007 by and between The Royal Bank of Scotland plc and Infinity World Investments LLC, filed as Exhibit 3 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding and Infinity World Holding Ltd. with the Securities and Exchange Commission on December 28, 2007 and incorporated herein by reference.

4†	Limited Liability Company Agreement dated as of August 21, 2007 by and between Mirage Resorts, Incorporated and Dubai World, filed as Exhibit (d)(3) to the Schedule TO-T jointly filed by Dubai World, Infinity World (Cayman) L.P. and Infinity World Investments LLC with the Securities and Exchange Commission on August 24, 2007 and incorporated herein by reference.

5†	Amendment No. 1 to Limited Liability Company Agreement dated as of November 15, 2007 by and between Project CC, LLC and Infinity World Development Corp, filed as Exhibit (d)(3) to the Form 8-K filed by MGM MIRAGE with the Securities and Exchange Commission on November 21, 2007 and incorporated herein by reference.

6†	Assignment and Assumption Agreement dated as of November 15, 2007, by and between Dubai World, as assignor, and Infinity World Development Corp, as assignee, filed as Exhibit 6 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding and Infinity World Holding Ltd. with the Securities and Exchange Commission on December 28, 2007 and incorporated herein by reference.

7†	Company Stock Purchase and Support Agreement dated as of August, 21, 2007 by and between MGM MIRAGE and Infinity World Investments LLC, filed as Exhibit (d)(1) to the Schedule TO-T jointly filed by Dubai World, Infinity World (Cayman) L.P. and Infinity World Investments LLC with the Securities and Exchange Commission on August 24, 2007 and incorporated herein by reference.

8†	Stock Purchase Agreement dated as of December 18, 2007, by and between The Lincy Foundation and Infinity World (Cayman) L.P., filed as Exhibit 8 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding and Infinity World Holding Ltd. with the Securities and Exchange Commission on December 28, 2007 and incorporated herein by reference.

9†	Stockholder Support Agreement dated as of August 21, 2007, by and between Tracinda Corporation and Infinity World Investments LLC, filed as Exhibit (d)(2) to the Schedule TO-T jointly filed by Dubai World, Infinity World (Cayman) L.P. and Infinity World Investments LLC with the Securities and Exchange Commission on August 24, 2007 and incorporated herein by reference.

10**†	Pledge Agreement dated as of December 13, 2007 by and among Infinity World Investments LLC, Credit Suisse International, Deutsche Bank AG, London Branch and The Royal Bank of Scotland plc, as Initial Banks, and Deutsche Bank Trust Company Americas, as Collateral Agent, filed as Exhibit 10 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding and Infinity World Holding Ltd. with the Securities and Exchange Commission on December 28, 2007 and incorporated herein by reference.

11**†	Liquidity Agreement dated as of December 13, 2007 by and among Dubai World, Infinity World Investments LLC, Credit Suisse International, Deutsche Bank AG, London Branch and The Royal Bank of Scotland plc, as Initial Banks, and Deutsche Bank Trust Company Americas, as Collateral Agent, filed as Exhibit 11 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding and Infinity World Holding Ltd. with the Securities and Exchange Commission on December 28, 2007 and incorporated herein by reference.

12**†	Letter Agreement dated as of December 13, 2007 by and among Dubai World, Credit Suisse International, Deutsche Bank AG, London Branch, Deutsche Bank Securities Inc., as agent, and The Royal Bank of Scotland plc, filed as Exhibit 12 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding and Infinity World Holding Ltd. with the Securities and Exchange Commission on December 28, 2007 and incorporated herein by reference.

13†	Joint Filing Agreement dated as of December 28, 2007 by and among Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding and Infinity World Holding Ltd., filed as Exhibit 13 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding and Infinity World Holding Ltd. with the Securities and Exchange Commission on December 28, 2007 and incorporated herein by reference.

14†	Press Release, dated January 9, 2008, filed with the Schedule TO-C jointly filed by MGM MIRAGE, Dubai World and Infinity World (Cayman) L.P. with the Securities and Exchange Commission on January 16, 2008 and incorporated herein by reference.

15†	Press Release, dated January 16, 2008, filed with the Schedule TO-C jointly filed by MGM MIRAGE, Dubai World and Infinity World (Cayman) L.P. with the Securities and Exchange Commission on January 16, 2008 and incorporated herein by reference.

16†	Amendment No. 2 to Limited Liability Company Agreement dated as of December 31, 2007 by and between Project CC, LLC and Infinity World Development Corp, filed as Exhibit 10.1 to the Form 8-K filed by MGM MIRAGE with the Securities and Exchange Commission on December 31, 2007 and incorporated herein by reference.

17†	Amended and Restated Joint Filing Agreement dated as of February 26, 2008 by and among Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding, Infinity World Holding Ltd, Infinity World Investments LLC and Infinity World Cayman Investments Corporation, filed as Exhibit 17 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding, Infinity World Holding Ltd., Infinity World Cayman Investments Corporation and Infinity World Investments LLC with the Securities and Exchange Commission on February 27, 2008 and incorporated herein by reference.

18†	Offer to Purchase, dated August 27, 2007, filed as Exhibit (a)(1)(A) to the Schedule TO-T jointly filed by Dubai World, Infinity World (Cayman) L.P. and Infinity World Investments LLC with the Securities and Exchange Commission on August 24, 2007 and incorporated herein by reference.

19†	Letter of Transmittal, filed as Exhibit (a)(1)(B) to the Schedule TO-T jointly filed by Dubai World, Infinity World (Cayman) L.P. and Infinity World Investments LLC with the Securities and Exchange Commission on August 24, 2007 and incorporated herein by reference.

20†	Notice of Guaranteed Delivery, filed as Exhibit (a)(1)(C) to the Schedule TO-T jointly filed by Dubai World, Infinity World (Cayman) L.P. and Infinity World Investments LLC with the Securities and Exchange Commission on August 24, 2007 and incorporated herein by reference.

21†	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, filed as Exhibit (a)(1)(D) to the Schedule TO-T jointly filed by Dubai World, Infinity World (Cayman) L.P. and Infinity World Investments LLC with the Securities and Exchange Commission on August 24, 2007 and incorporated herein by reference.

22†	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, filed as Exhibit (a)(1)(E) to the Schedule TO-T jointly filed by Dubai World, Infinity World (Cayman) L.P. and Infinity World Investments LLC with the Securities and Exchange Commission on August 24, 2007 and incorporated herein by reference.

23†	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, filed as Exhibit (a)(1)(F) to the Schedule TO-T jointly filed by Dubai World, Infinity World (Cayman) L.P. and Infinity World Investments LLC with the Securities and Exchange Commission on August 24, 2007 and incorporated herein by reference.

24†	Summary Advertisement, filed as Exhibit (a)(1)(H) to the Schedule TO-T jointly filed by Dubai World, Infinity World (Cayman) L.P. and Infinity World Investments LLC with the Securities and Exchange Commission on August 24, 2007 and incorporated herein by reference.

25†	Supplement to Offer to Purchase, filed as Exhibit (a)(1)(I) to Amendment No. 1 to the Schedule TO-T jointly filed by Dubai World, Infinity World (Cayman) L.P. and Infinity World Investments LLC with the Securities and Exchange Commission on August 27, 2007 and incorporated herein by reference.

26†	Summary Advertisement, filed as Exhibit (a)(1)(K) to Amendment No. 1 to the Schedule TO-T jointly filed by Dubai World, Infinity World (Cayman) L.P. and Infinity World Investments LLC with the Securities and Exchange Commission on August 27, 2007 and incorporated herein by reference.

27†	Supplement No. 2 to Offer to Purchase, filed as Exhibit (a)(1)(M) to Amendment No. 3 to the Schedule TO-T jointly filed by Dubai World, Infinity World (Cayman) L.P. and Infinity World Investments LLC with the Securities and Exchange Commission on October 1, 2007 and incorporated herein by reference.

28†	Offer to Purchase, dated January 17, 2008, filed as Exhibit (a)(1)(A) to the Schedule TO-I jointly filed by MGM MIRAGE, Dubai World and Infinity World (Cayman) L.P. with the Securities and Exchange Commission on January 17, 2008 and incorporated herein by reference.

29†	Letter of Transmittal to Tender Shares of Common Stock, filed as Exhibit (a)(1)(B) to the Schedule TO-I jointly filed by MGM MIRAGE, Dubai World and Infinity World (Cayman) L.P. with the Securities and Exchange Commission on January 17, 2008 and incorporated herein by reference.

30†	Notice of Guaranteed Delivery, filed as Exhibit (a)(1)(C) to the Schedule TO-I jointly filed by MGM MIRAGE, Dubai World and Infinity World (Cayman) L.P. with the Securities and Exchange Commission on January 17, 2008 and incorporated herein by reference.

31†	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, filed as Exhibit (a)(1)(D) to the Schedule TO-I jointly filed by MGM MIRAGE, Dubai World and Infinity World (Cayman) L.P. with the Securities and Exchange Commission on January 17, 2008 and incorporated herein by reference.

32†	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, filed as Exhibit (a)(1)(E) to the Schedule TO-I jointly filed by MGM MIRAGE, Dubai World and Infinity World (Cayman) L.P. with the Securities and Exchange Commission on January 17, 2008 and incorporated herein by reference.

33†	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, filed as Exhibit (a)(1)(F) to the Schedule TO-I jointly filed by MGM MIRAGE, Dubai World and Infinity World (Cayman) L.P. with the Securities and Exchange Commission on January 17, 2008 and incorporated herein by reference.

34†	Summary Advertisement, filed as Exhibit (a)(1)(I) to the Schedule TO-I jointly filed by MGM MIRAGE, Dubai World and Infinity World (Cayman) L.P. with the Securities and Exchange Commission on January 17, 2008 and incorporated herein by reference.

35†	Joint Tender Offer Agreement, dated January 17, 2008, between MGM MIRAGE and Infinity World (Cayman) L.P., filed as Exhibit (d)(7) to the Schedule TO-I jointly filed by MGM MIRAGE, Dubai World and Infinity World (Cayman) L.P. with the Securities and Exchange Commission on January 17, 2008 and incorporated herein by reference.

36 **†	Amended and Restated Confirmation dated as of April 21, 2008 by and among Credit Suisse International, Infinity World (Cayman) L.P. and Infinity World Investments LLC, filed as Exhibit 36 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding, Infinity World Holding Ltd., Infinity World Cayman Investments Corporation and Infinity World Investments LLC with the Securities and Exchange Commission on April 29, 2008 and incorporated herein by reference.

37 **†	Amended and Restated Confirmation dated as of April 21, 2008 by and among Deutsche Bank AG, London Branch, Infinity World (Cayman) L.P. and Infinity World Investments LLC, filed as Exhibit 37 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding, Infinity World Holding Ltd., Infinity World Cayman Investments Corporation and Infinity World Investments LLC with the Securities and Exchange Commission on April 29, 2008 and incorporated herein by reference.

38 **†	Amended and Restated Confirmation dated as of April 21, 2008 by and among The Royal Bank of Scotland plc, Infinity World (Cayman) L.P. and Infinity World Investments LLC, filed as Exhibit 38 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding, Infinity World Holding Ltd., Infinity World Cayman Investments Corporation and Infinity World Investments LLC with the Securities and Exchange Commission on April 29, 2008 and incorporated herein by reference.

39 **†	Amended and Restated Pledge Agreement dated as of April 21, 2008 by and among Infinity World Investments LLC, Infinity World (Cayman) L.P., Credit Suisse International, Deutsche Bank AG, London Branch and The Royal Bank of Scotland plc, as Initial Banks, and Deutsche Bank Trust Company Americas, as Collateral Agent, filed as Exhibit 39 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding, Infinity World Holding Ltd., Infinity World Cayman Investments Corporation and Infinity World Investments LLC with the Securities and Exchange Commission on April 29, 2008 and incorporated herein by reference.

40 **†	Amended and Restated Liquidity Agreement dated as of April 21, 2008 by and among Dubai World, Infinity World Investments LLC, Infinity World (Cayman) L.P., Credit Suisse International, Deutsche Bank AG, London Branch and The Royal Bank of Scotland plc, as Initial Banks, and Deutsche Bank Trust Company Americas, as Collateral Agent, filed as Exhibit 40 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding, Infinity World Holding Ltd., Infinity World Cayman Investments Corporation and Infinity World Investments LLC with the Securities and Exchange Commission on April 29, 2008 and incorporated herein by reference.

41 **†	Amendment to the Letter Agreement dated as of April 21, 2008 by and among Dubai World, Credit Suisse International, Deutsche Bank AG, London Branch, Deutsche Bank Securities Inc., as agent, and The Royal Bank of Scotland plc, filed as Exhibit 41 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding, Infinity World Holding Ltd., Infinity World Cayman Investments Corporation and Infinity World Investments LLC with the Securities and Exchange Commission on April 29, 2008 and incorporated herein by reference.

42 **†	Second Amendment to Confirmation dated as of June 23, 2008 by and among Credit Suisse International, Infinity World (Cayman) L.P. and Infinity World Investments LLC., filed as Exhibit 42 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding, Infinity World Holding Ltd., Infinity World Cayman Investments Corporation and Infinity World Investments LLC with the Securities and Exchange Commission on June 25, 2008 and incorporated herein by reference.

43 **†	Second Amendment to Confirmation dated as of June 23, 2008 by and among Deutsche Bank AG, London Branch, Infinity World (Cayman) L.P. and Infinity World Investments LLC, filed as Exhibit 43 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding, Infinity World Holding Ltd., Infinity World Cayman Investments Corporation and Infinity World Investments LLC with the Securities and Exchange Commission on June 25, 2008 and incorporated herein by reference.

44 **†	Second Amendment to Confirmation dated as of June 23, 2008 by and among The Royal Bank of Scotland plc, Infinity World (Cayman) L.P. and Infinity World Investments LLC, filed as Exhibit 44 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding, Infinity World Holding Ltd., Infinity World Cayman Investments Corporation and Infinity World Investments LLC with the Securities and Exchange Commission on June 25, 2008 and incorporated herein by reference.

45 **†	Second Amended and Restated Liquidity Agreement dated as of August 7, 2008 by and among Dubai World, Infinity World Investments LLC, Infinity World (Cayman) L.P., Credit Suisse International, Deutsche Bank AG, London Branch and The Royal Bank of Scotland plc, as Initial Banks, and Deutsche Bank Trust Company Americas, as Collateral Agent, filed as Exhibit 45 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding, Infinity World Holding Ltd., Infinity World Cayman Investments Corporation and Infinity World Investments LLC with the Securities and Exchange Commission on August 15, 2008 and incorporated herein by reference.

46†	Third Amendment to Confirmation dated as of November 4, 2008 by and among Credit Suisse International, Infinity World (Cayman) L.P. and Infinity World Investments LLC, filed as Exhibit 46 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding, Infinity World Holding Ltd., Infinity World Cayman Investments Corporation and Infinity World Investments LLC with the Securities and Exchange Commission on November 7, 2008 and incorporated herein by reference.

47†	Third Amendment to Confirmation dated as of November 4, 2008 by and among Deutsche Bank AG, London Branch, Infinity World (Cayman) L.P. and Infinity World Investments LLC, filed as Exhibit 47 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding, Infinity World Holding Ltd., Infinity World Cayman Investments Corporation and Infinity World Investments LLC with the Securities and Exchange Commission on November 7, 2008 and incorporated herein by reference.

48†	Third Amendment to Confirmation dated as of November 4, 2008 by and among The Royal Bank of Scotland plc, Infinity World (Cayman) L.P. and Infinity World Investments LLC, filed as Exhibit 48 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding, Infinity World Holding Ltd., Infinity World Cayman Investments Corporation and Infinity World Investments LLC with the Securities and Exchange Commission on November 7, 2008 and incorporated herein by reference.

49†	Guarantee dated as of November 4, 2008 by and among Dubai World, Credit Suisse International, Deutsche Bank AG, London Branch, and The Royal Bank of Scotland plc, filed as Exhibit 49 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding, Infinity World Holding Ltd., Infinity World Cayman Investments Corporation and Infinity World Investments LLC with the Securities and Exchange Commission on November 7, 2008 and incorporated herein by reference.

50†	Amendment No. 1 to Amended and Restated Pledge Agreement dated as of November 4, 2008 by and among Infinity World Investments LLC, Infinity World (Cayman) L.P., Credit Suisse International, Deutsche Bank AG, London Branch, The Royal Bank of Scotland plc and Deutsche Bank Trust Company Americas, as collateral agent, filed as Exhibit 50 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding, Infinity World Holding Ltd., Infinity World Cayman Investments Corporation and Infinity World Investments LLC with the Securities and Exchange Commission on November 7, 2008 and incorporated herein by reference.

51†	Payoff Letter dated as of December 10, 2008 by and among Credit Suisse International, Deutsche Bank AG, London Branch, The Royal Bank of Scotland plc, Deutsche Bank Trust Company Americas, as Collateral Agent, Infinity World (Cayman) L.P. and Infinity World Investments LLC., filed as Exhibit 51 to the Schedule 13D jointly filed by Dubai World, Infinity World (Cayman) L.P., Infinity World (Cayman) Holding, Infinity World Holding Ltd., Infinity World Cayman Investments Corporation and Infinity World Investments LLC with the Securities and Exchange Commission on December 15, 2008 and incorporated herein by reference.

**	Portions have been omitted pursuant to a request for confidential treatment.
†	Previously filed.